EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-3 to Form S-4, No. 333-143765), and the Prospectus included therein, of The Parent Company (successor to BabyUniverse, Inc.) of our report dated June 13, 2005 relating to our audit of the consolidated financial statements of BabyUniverse, Inc. and subsidiaries (the “Company”) included in (i) the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 and (ii) the Proxy Statement/Prospectus contained in the Company’s Registration Statement on Form S-4/A filed with the Securities and Exchange Commission on September 28, 2007.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Lieberman & Associates, P.A.

Lieberman & Associates, P.A.

Fort Lauderdale, Florida

April 7, 2008